                                               VOLUNTARY SCHEDULE
             THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM ALBERTSON'S ANNUAL
       REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED FEBRUARY 3, 1994 AND IS QUALIFIED IN ITS ENTIRETY
                                     BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

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REGULATION                  STATEMENT CAPTION                        02-03-94         01-28-93        01-30-92
5-02(1)           Cash and Cash Items                          $    62,463,000  $    39,541,000  $   34,404,000
5-02(3)(a)(1)     Notes and Accounts Receivable - Trade            115,526,000       92,052,000      56,490,000
5-02(4)           Allowances for Doubtful Accounts                   1,033,000        1,107,000         655,000
5-02(6)           Inventory                                        871,719,000      830,086,000     613,233,000
5-02(9)           Total Current Assets                           1,122,231,000    1,013,463,000     751,286,000
5-02(13)          Property, Plant and Equipment                  3,109,172,000    2,727,270,000   2,166,205,000
5-02(14)          Accumulated Depreciation                       1,027,318,000      882,251,000     773,527,000
5-02(18)          Total Assets                                   3,294,895,000    2,945,573,000   2,216,247,000
5-02(21)          Total Current Liabilities                        990,062,000      812,980,000     652,247,000
5-02(22)          Bonds, Mortgages and Similar Debt                665,011,000      508,240,000     151,669,000
5-02(30)          Common Stock                                     253,407,000      132,330,000     132,131,000
5-02(31)          Other Stockholders' Equity                     1,135,972,000    1,256,098,000   1,067,321,000
5-02(32)          Total Liabilities and Stockholders' Equity     3,294,895,000    2,945,573,000   2,216,247,000
5-03(b)(1)(a)     Net Sales of Tangible Products                11,283,678,000   10,173,676,000   8,680,467,000
5-03(b)(1)        Total Revenues                                11,287,184,000   10,182,748,000   8,695,805,000
5-03(b)(2)(a)     Cost of Tangible Goods Sold                    8,492,524,000    7,720,824,000   6,598,950,000
5-03(b)(2)        Total Costs and Expenses Applicable to
                    Sales and Revenues                           8,492,524,000    7,720,824,000   6,598,950,000
5-03(b)(4)        Selling, General and Administrative Expenses   2,161,561,000    1,975,079,000   1,667,355,000
5-03(b)(8)        Interest and Amortization of Debt Discount        50,984,000       43,124,000      23,106,000
5-03(b)(9)        Non-Operating Expenses                            29,900,000
5-03(b)(10)       Income Before Taxes and Other Items              552,215,000      443,721,000     406,394,000
5-03(b)(11)       Income Tax Expense                               212,534,000      167,646,000     148,600,000
5-03(b)(14)       Income From Continuing Operations                339,681,000      276,075,000     257,794,000
5-03(b)(18)       Cumulative Effect - Changes in Accounting
                    Principles                                                       (6,858,000)
5-03(b)(19)       Net Income                                       339,681,000      269,217,000     257,794,000
5-03(b)(20)       Earnings Per Share                                      1.34             1.02            0.97
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